Exhibit 4.9

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

Agreement for the Supply of Services and Products

Signed on 28 October 2024

between	Healthcare Clalit [Main Management]

101 Markharzorov St., Tel Aviv

Through the authorized signatories:

Name __________________	ID _______________ _________	position

Name __________________	ID _______________ _________	position

(hereinafter: “Clalit” or “the Client”)

And	Pulsenmore Ltd.

VIII.T. 515139129

8 Omrim St., Baran Bldg., Omer 8496500

Through the authorized signatories:

Name:	Elazar Sonnenschein ID _______________	Position:	Director and CEO

Name:	Lior Luria ID _______________	Position:	Business Development Manager

(hereinafter: the “Supplier” or the “Company”)

Because	And the Ordering It is one of the largest health organizations in the world and provides medical services to its policyholders (“Insured”) By faculty members in their role (“Clinicians”) operating in medical centers and clinics in the community;

Whereas,	And the Supplier He owns the full rights to an innovative and advanced technological solution developed by him, which deals with the ability to minimize ultrasound by means of a device for performing a self-ultrasound examination by pregnant women, in a manner that-Synchronous (App Guided) and synchronously (Clinician Guided) In addition, the ability to make the examination performed on the device accessible while being able to transfer the test tape to the clinician, online using the cloud, and the software for smart cellular devices that enables interfacing with devices and can be downloaded and installed by end users, and a computerized and internet platform that enables communication and management between various endpoints, including between the devices and the cellular devices on which the application is installed, and stations connected to this platform, which Allow the Ordering Physicians/Clinicians access through the Client’s computer system to view the test video and the computerized test results from the company’s cloud, for the purpose of Remote physical examination in a telepathic encounter – medicine between a doctor and a patient – for the purpose of diagnostics (hereinafter: “Solution”) all as detailed in the definitions detailed in the agreement and in accordance with the aforesaid In Appendix B’; It should be clarified that the solution is not intended for finding defects and is not used for “systems review”. The solution is used to test the amount of amniotic fluid, fetal movements and pulse.

Whereas,	and on August 2, 2020, an agreement was signed between the parties, which was extended until today 2.8.2024 whereby the Company provides the Ordering Party with the solution in accordance with the terms set out in the said Agreement (hereinafter collectively: “The First Agreement”);

Whereas,	and the Supplier hereby declares that it has the knowledge, experience, professional skill, skills, resources, means, personnel, approvals, permits, rights of use and licenses required for the performance of all its obligations under the Contract, including without derogating from From the aforesaid to the supply of the devices and/or the solution and/or the services, including the provision of a warranty, Support and maintenance, and in accordance with the rest of the detailed instructions Agreement;

Whereas,	And the Ordering And the Supplier interested in entering into an agreement with each other to provide the solution, subject to and in accordance with the terms of the agreement, so that the customer can continue to supply it to its policyholders The Solution As set forth in this Agreement;

Therefore, it was declared, agreed upon and stipulated between the parties as follows:

1.	Appendices

1.1.	List of Appendices:

Appendix A’ - Appendix of Consideration

Appendix In’ - Solution Specification (“Technical Specifications”)

Appendix C - Addendum to the Agreement – Follicle follow-up from 14.12.2021 (Pulsenmore FC)

Appendix IV’ - Service Appendix Support & Maintenance

Appendix the’ - Developing an interface tailored to the client

Appendix F (1)-(2) - Data Protection Appendices

Appendix m’ - insurance

Appendix H’- Product Documents and the license to use

Appendix 9 - Medical Device Approval

Appendix J – Appendix Instructions Regarding the Sending and Receiving of Electronic Messages

Appendix 11 – Appendix to Development Procedures

2.	Introduction, Appendices and Commentary

2.1.	The preamble to this Agreement and its appendices are an integral part of it. Matters, terms and obligations appearing in the appendices to this Agreement, even if they are not included in the body of the Agreement, are an integral and binding part of the Agreement.

2.2.	The headings of the clauses are provided for the convenience of the reader only, and no use should be made of them in the interpretation of the agreement.

2.3.	In the event of a contradiction between a provision of this Agreement and a provision of the Appendices to the Agreement, the provisions of the Agreement shall prevail.

2.4.	Any changes, amendments and/or additions to the Agreement shall not be effective unless they are made in writing and signed by all parties to this Agreement.

2.5.	This agreement shall not be construed against its drafter and shall be deemed to have been drafted by all parties.

3.	definitions

3.1.	“Device(s)” or “Product(s)”: Devices for performing a home ultrasound examination that allow independent use by the Ordering Policyholder, as detailed in Appendix B.

3.2.	“Application”: A software application of the Provider installed on the mobile phones of the insured that orders and interfaces with the Platform as detailed in Appendix B.

3.3.	“Platform”: An online system through which the test tape recorded in the application on the device is transferred to the provider’s cloud infrastructure for the purpose of enabling viewing tests from various end stations of the customer (computers and/or various systems connected to the platform) for the purpose of remote physical examination in a telepathic encounter – medicine between a doctor and a patient – for the purpose of diagnostics, as well as a computerized and internet platform that enables communication and management of communication between various endpoints, including between the devices and the cellular devices on which the application is installed. and stations connected to this platform, all as detailed in Appendix B.

Use of the platform will include viewing the examination videos and test results uploaded by the insured through the application in the company’s cloud infrastructure, for the purpose of a remote physical examination in a telemedicine encounter between a doctor/clinician and a policyholder/patient for the purpose of medical diagnosis to be performed by the client.

3.4.	“The Solution”: The Platform, the Devices and the Application with all their components.

3.5.	“End Users”: Insured by the Client and/or clinicians and/or physicians and/or anyone on behalf of the Client who make use of the Solution with all its components.

3.6.	“Services” – the supply of the devices to the Ordering Party and the provision of a license and the possibility of use of the Solution by the End Users, including support and maintenance services, in accordance with the provisions of this Agreement.

4.	The Follicle Product

4.1.	On December 14, 2021, the parties signed an addendum to the first agreement, which deals with the supply of a product intended for women undergoing in the process of in vitro fertilization (IVF) Pulsenmore FC, intended for self-examination of the size of the follicles (attached as an appendix to this agreement) (hereinafter: the “Follicle Product Agreement”).

4.2.	It is agreed that the first term of the Follicle Product Agreement (as defined above) will be for a period of 5 years from the date of completion of the suspension terms specified therein, and the Agreement will continue to be in force in accordance with the terms specified therein (the reference to the “First Agreement” in the Follicle Product Agreement will be updated in such a way that the reference to the “First Agreement” will apply with the necessary changes in relation to this Agreement).

5.	Declarations and Obligations of the Parties

5.1.	Vendor declares and warrants that:

5.1.1.	It owns all rights in any respect required to provide the services, knowledge, information (including training materials), and products under this Agreement, including the Solution and its components, and the Product Documents).

5.1.2.	The use of the Solution in all its components in accordance with this Agreement and its appendices is free and permitted and there is no impediment whatsoever, including with respect to patent rights, trade secrets, copyrights, intellectual property rights of any kind or any other right of any third party, which prevents or may prevent or delay or limit the use of the Solution, in whole or in part, or which may derogate from the rights of the Client under this Agreement.

5.1.3.	He has the knowledge, experience, means, manpower, equipment and accessories necessary to provide the Services as required by this Agreement.

5.1.4.	It has all the necessary approvals, permits and licenses in accordance with the provisions of any law and the competent authority to conduct its business and to fulfill all its obligations under this Agreement, and it is responsible for ensuring that all the required approvals, permits and licenses remain valid throughout the period during which this Agreement will be in effect. Upon the Ordering Party’s written demand, the Supplier will provide the Ordering Party with all such approvals, permits and licenses, no later than 7 (seven) days from the date of the demand.

5.1.5.	The Solution, with all its components, has a valid ATP certificate as attached in Appendix I, and it will continue to be valid for the entire period of the engagement and as long as the Ordering Party and/or the End Users use the Solution in accordance with this Agreement.

5.1.6.	will make any necessary changes in order to ensure that the solution will operate in full accordance with the provisions of any applicable law and all its components, as well as in full compliance with the instructions and guidelines of the Ministry of Health and any other competent authority. If, during the Engagement Period, there are changes in such law, instructions or guidelines that have an impact on the Solution and its use, the parties will discuss in good faith the manner in which the changes will be made and the implications involved.

5.1.7.	It is clear to it all the terms of the Agreement, including all the documents and/or appendices and/or others attached to it that are an integral part of it, and it has thoroughly examined all the data and circumstances required for the execution of this Agreement and/or that may affect the fulfillment of its obligations under this Agreement.

5.1.8.	There is no provision in any law applicable to the supplier, and in any agreement to which he is a party, that prevents or restricts him from entering into this agreement and performing all of his obligations under it.

5.1.9.	Supervision by Clalit for the purpose of executing the Agreement will not release the Supplier from its obligations to Clalit to carry out the provisions of this Agreement and the instructions given thereunder, in full and in the best possible manner, and from the Supplier’s liability for its acts and/or omissions and/or acts and/or omissions of all those acting on its behalf and/or on its behalf.

5.1.10.	He will cooperate fully and professionally with the Ordering Party and/or anyone on its behalf in connection with the performance of its obligations under this Agreement, and will also obey the written instructions of the Ordering Party and/or anyone on its behalf in accordance with the provisions of this Agreement and will act in accordance with the provisions of any law and competent authority. Without derogating from the generality of the aforesaid, the supplier undertakes to act in accordance with any law, including the Consumer Protection Law and Regulations and the Defective Products Law.

5.1.11.	The Supplier’s declarations and undertakings, as stated in this chapter above, are material to the engagement between the parties and a breach of any undertaking or declaration will constitute a fundamental breach of the Agreement.

5.2.	The Ordering Party declares and undertakes that:

5.2.1.	It is not prohibited, whether contractual or by law, from ordering and receiving the services and products under this Agreement.

5.2.2.	It undertakes to comply with the terms and limitations of the Product Documents and the License to Use as set forth in Appendix K and is aware of it and it agrees that the license granted under this Agreement is subject to its compliance with this undertaking.

5.2.3.	In receiving and using the services and products, you will act in accordance with the relevant law and law.

5.2.4.	It has and will have all the necessary permits and approvals, including from the end users, to provide healthcare services through the solution and provider.

6.	Ordering and Supplying Devices and Services

6.1.	The Ordering Party undertakes to transfer to the Supplier, within 14 days of the entry into force of the Agreement, a Binding Order (“Agreement” and “Order” within the meaning of these terms by the Ordering Party) for 25,000 Devices, for the supply of 1,250 Devices every 3 (three) months from the beginning of each calendar year. (Hereinafter: “Base Order”) (in the fifth year of the engagement, the supply for the last 3 months will be advanced, so that it will be supplied within the framework of the fifth year of the engagement). In addition, the Ordering Party will be entitled but not obligated to place orders for the purchase of additional devices from time to time and at its sole discretion when the minimum quantity of devices per order is 500 Devices - the Supplier undertakes to supply any quantity of Devices ordered by the Ordering Party.

6.2.	The base orders are the only reservations that the Ordering Party is obligated to place under this Agreement. By signing this agreement, it is agreed between the parties that there is no obligation to order and/or supply devices by virtue of the engagement in the previous agreement or pursuant to it.

6.3.	Subject to sending a written order for products and/or services from Clalit in accordance with this Agreement, the Supplier will allow the Ordering Party and the Ordering Party to use any unit of the device ordered under this Agreement, including the possibility of using the solution, access to the Platform, and the possibility of interfacing with the application that can be downloaded by any End User in accordance with the terms of this Agreement, including the terms of the User License(as defined below).

6.4.	Base orders will be delivered by Supplier in quarterly shipments unless otherwise agreed between the parties.

6.5.	The supplier may make partial deliveries at its discretion, provided that the cost of the shipment is at the expense of the supplier, provided that at least 500 products are supplied in each shipment. The delivery date of additional orders (beyond the base orders), if they are executed, will be determined in accordance with the agreement and prior approval of the parties.

6.6.	In addition to the above, simultaneously with the transfer of the base order, and within 21 days from the beginning of each engagement year, Clalit will transfer to the Supplier an order for the support services (as defined in Appendix D) in that engagement year.

6.7.	The provisions of this Agreement shall prevail over any conflicting provisions in any order for services and products, unless expressly stated otherwise and with the consent of the parties in such an order.

7.	Engagement Period

7.1.	The engagement period under this Agreement is for a period of 60 months, which will be counted from the date of the signing of the Agreement by the parties (hereinafter: the “Engagement Period”).

7.2.	During the engagement period, the Ordering Party will be entitled to contact the Supplier with individual purchase orders. Upon the end of the engagement period, the Ordering Party will no longer be entitled to contact the Supplier with a request for the supply of products/services, however, the performance of the obligations required of the Supplier within the Engagement Period, will be completed in accordance with the schedule executed for it, even if the termination of the performance is after the end of the Engagement Period, including the Supplier’s liability under the Agreement.

7.3.	Notwithstanding the foregoing, either party may terminate this Agreement without cause or reason whatsoever, by means of 9 (nine) months’ prior written notice to the other party (hereinafter: the “Advance Notice”). During the notice period, the Ordering Party will be entitled to sell the remaining devices in its possession to End Users. It is clarified that the Supplier will continue to provide the Services in such a way that the End Users will be able to make full and proper use of the Solution and all its components, as well as to provide support and maintenance services, for a period of 12 months from the date of the Advance Notice, all in accordance with the provisions of the Agreement.

8.	Return/Exchange of Devices

8.1.	It is clarified that in the event of a defect and/or defect and/or non-conformity that can be discovered from the external packaging of the device and/or from the delivery note, the Ordering Party will return to the supplier the defective and/or defective devices as aforesaid within 15 business days from the date of receipt of the relevant shipment. Devices returned in accordance with the provisions of this section will be returned by the Ordering Party to the Supplier’s place of business, sealed in their original packaging, (except in cases where the defect was discovered by the Customer due to the opening of the original packaging) in which they were supplied to the Customer, and in return the Supplier will provide the Ordering Party with replacement devices free of charge.

8.2.	It is clarified that the Ordering Party will have the right to return to the Supplier devices that will be supplied, in the event that the Devices do not conform to the specifications of the Appliance (except in cases where the defect and/or defect can be discovered from the external packaging of the Device), provided that it reported this to the Supplier within 15 business days from the date of discovery of the defect and/or defect and/or malfunction and/or non-conformity.

8.3.	Return/replacement of devices in cases of malfunctions discovered by the Ordering Party’s policyholders who purchased the device will be carried out in accordance with the provisions of Appendix D.

8.4.	In addition to the aforesaid, in the event that an insured of the Ordering Party who purchased a device from it, lawfully exercised any right granted to him under the Consumer Protection Law, 5741-1981 and its Regulations (including the Consumer Protection Regulations (Cancellation of a Transaction) 5771-2010) (hereinafter (collectively: the “Consumer Protection Law and Regulations”) against the Ordering Party with respect to the device that he purchased, the Ordering Party will be entitled to exercise the same right against the Supplier under the same conditions and to the extent that the said insured exercised the right against it. It is clarified that in the event that an insured returns any device to the Ordering Party, the Ordering Party will be entitled to exercise the rights of the End User as if it were the End User, and the dates specified in the law will be counted from the date on which the returned device was delivered to the Ordering Party, provided that the device was returned to the Ordering Party within the period set out in the Consumer Protection Regulations (Cancellation of Transaction) 5771-2010, the Ordering Party will be entitled to return the said device to the Supplier. Subject to presentation to the supplier of a written and appropriate reference of the purchase of the device and its date.

9.	The Medical Equipment Law, 5772-2012 (hereinafter: “the Law”)

9.1.	As long as Clalit (and/or anyone on its behalf) uses, according to its needs and in accordance with its sole and absolute discretion, the use (including partial) and/or marketing of the Solution and/or the Devices (hereinafter: the “Period of Use”), the Supplier will comply with all of the instructions listed below, without exception:

9.1.1.	The Solution, with all its parts and components (hereinafter and hereinafter in this chapter: the “Solution”), will be registered in the Medical Equipment Register, which is conducted in accordance with the provisions of the law (hereinafter: the “Register”), with the supplier being the owner of the registration, and will fulfill all the conditions required for the purpose of such registration.

9.1.2.	The Supplier shall comply with all the provisions and obligations imposed by virtue of the provisions of any law on a Registrar in relation to the Solution, including but not exhausting by virtue of the provisions of the Law.

9.1.3.	At the request of the Ordering Party, the Supplier shall submit to the Client a written report regarding the status and conditions of registration of the Solution in the Register, including details regarding the expiry date of the registration period as of the date of the reporting.

9.1.4.	Without derogating from the generality of the aforesaid, the Supplier shall notify Clalit in writing of any change, if any, in the registration status of the Solution in the Register, including a change in the terms of registration, all within a reasonable time after becoming aware of such change. In the event that the registration of the Solution in the Register is canceled, terminated or suspended before the end of the period of use as stated in Section 10.2 below, the Supplier shall submit to Clalit, once every [***] ([***]) days, according to a mailing list to be determined by it, an interim written report regarding the status of the handling of the renewal of the registration of the Solution in the Register, including details regarding the terms of the renewal of the registration.

9.1.5.	If the validity of the registration of the solution in the register is about to expire or expire, the supplier undertakes to renew the registration of the solution in the register, at its own expense, and to perform all the necessary actions for this purpose, all in accordance with the provisions of the law.

9.2.	Canceled, discontinued or suspended, for any reason whatsoever (and even if the supplier was not the owner of the registration in the first place), the registration of the solution in the register before the end of the period of use and the registration was not renewed within or later than the lapse of 120 (one hundred and twenty) days, or, at the very least, imposed by virtue of the law during the period of use. An order whose execution has not been delayed that prevents the use of the device and the aforesaid order has not been revoked within and no later than the passage of [***] ([***]) days (hereinafter collectively: the “Incident”), the following provisions shall apply:

9.2.1.	The Ordering Party will return to the Supplier all the devices and/or parts of the Solution without exception and the Supplier will refund Clalit for them under the terms of current payment plus [***] days from the date of the event.

9.2.2.	The supplier will provide Clalit with an alternative solution whose capabilities and features are no less than those of the solution lawfully registered in the register. The provision of such a solution shall be made within and no later than [***] ([***]) days from the date of the incident.

9.2.3.	In the event that the Supplier is unable to provide Clalit with an alternative solution in accordance with the aforesaid and the Ordering Party is obliged to collect/notify the policyholders who purchased the device and are in active pregnancy that it is not possible to use the devices due to the lack of medical device approval, this will be considered a fundamental breach of the agreement.

9.3.	It is clarified that a valid approval of a medical device is a terminating condition for the engagement, and therefore if this condition is not met, Clalit will have grounds for cancelling the agreement, if the breach is not corrected within [***] days.

10.	License to use the solution

10.1.	Subject to placing an order for products / services in accordance with this Agreement, the Supplier hereby grants the Ordering Party and/or anyone on its behalf a license to use the Solution and/or any part thereof, as well as a license to market and sell the devices and services for the purpose of using the Solution by the End Users. The license granted to the Ordering Party under this Agreement is not transferable or assigned by the Ordering Party.

10.2.	During the term of the Agreement, and subject to placing an order for services and products in accordance with the terms of this Agreement, the Ordering Party will be entitled to market the devices purchased from the Supplier to its policyholders (including through third parties), and to allow its policyholders direct or indirect access to the Solution/Platform through the devices, application or adapted interface (as defined below) in accordance with the terms of this Agreement, including the terms of the User License(as defined below).

10.3.	Vendor declares that it owns all rights in the Solution and that it is responsible for ensuring that the performance of its obligations under this Agreement does not involve infringement of any patent or design or trademark or trade secret or know-how or copyright or any other intellectual property right or other proprietary right belonging to any third party. Without derogating from the generality of the aforesaid and the rest of the provisions of this Agreement, the Supplier undertakes to indemnify Clalit and/or anyone on its behalf for and against any claim of a third party or expense arising out of a breach of the rights of any third party in connection with the provision of the Services by the Supplier, except to the extent that the aforesaid is caused by (a) the Ordering Party’s failure to comply with its obligations under this Agreement; its negligence or malicious conduct or (b) any additions or changes made by the Ordering Party to the Solution and/or the Services without the approval of the Supplier or any combination of the Solution and/or the Services with any other software or hardware that the Supplier has not approved. Such indemnification will be subject to the following conditions: Clalit will notify the Supplier of the receipt of the claim and/or a demand in connection with the aforesaid and will allow the Supplier, to the extent possible, to manage the defense, provided that the conduct of such proceeding will not prejudice and/or detract from Clalit’s rights.

10.4.	Without establishing any obligation to the Client in connection with obtaining the End User’s consent to the End User License and the use to be made of the Solution, it is agreed and clarified that any use of the Solution by an End User who is not a clinician involves the consent of such End User to the terms of the End User License. The terms of the End User License are attached as Appendix H (hereinafter: “the User’s License”).

10.5.	The Ordering Party undertakes that any use of the Device or Platform by End Users who are clinicians will be done in accordance with the terms of this Agreement, including the terms of the User License, and as will be updated from time to time in coordination with Clalit in accordance with the provisions of Section 10.4 above. A breach of the User’s License will be considered a violation by the Ordering Party of the terms of this Agreement. The license for use intended for the approval of medical staff in accordance with this clause in the form to be agreed upon between the parties shall be attached to this agreement.

10.6.	Without establishing any liability or liability to the Customer, it is agreed that all the documents that will be attached to the Devices by the Supplier (the “Product Documents”) are the Product Documents distributed in general by the Supplier when selling the Devices to its customers. Operating and maintenance instructions in accordance with this Agreement and the law (including those describing the Supplier’s liability and the manner of exercising the rights of the End User) shall be written in the product documents by the Supplier.

10.7.	The Supplier will notify the Ordering Party in writing of changes in the Product Documents and/or the User’s License (as opposed to the Product Documents and/or the User’s License as drafted on the day of signing the Agreement as attached in Appendix H) that may adversely affect the Ordering Party and/or the Service provided to the End Users. It is clarified that such changes will not apply retroactively but will apply to products that have not yet been supplied to the Customer, including products that have been ordered and have not yet been supplied to the Ordering Party by the Supplier.

10.8.	The Product Documents and the User License shall comply with the provisions of this Agreement, including in connection with information security, maintenance and provisions regarding the use of information collected from the End User. The Supplier undertakes that it will be written in the product documents and/or in the End User License (a) that the use of the Solution will be possible only subject to compliance with the terms of the End User License; (b) An explanation of the service and the transfer of information about the user. The Ordering Party will be entitled, in coordination with the Supplier, to add, by means of an external sticker or additional wrapper, notices and/or terms that are consistent with this Agreement, and addressed to the End Users, which will apply between the Ordering Party and the End Users only.

10.9.	Restrictions and Limitations – The license granted by the Supplier to the Ordering Party pursuant to this Agreement for the use and/or marketing of the Solution for the purpose of its use by the Ordering Party and anyone on its behalf, as well as by the End Users – is conditional on compliance with the following restrictions and restrictions. The Ordering Party agrees and undertakes to refrain and act reasonably in order to prevent any party acting on its behalf, including clinicians and information systems staff:

10.9.1.	any use of the Solution or any part thereof, which is not for the purpose of this Agreement;

10.9.2.	any copying, imitation, reverse engineering, modification, disassembly, creation of derivative works of, of or from the Solution or any part thereof, and investigation and/or discovery of the technology and know-how underlying the Solution or any part thereof;

10.9.3.	any use of the Solution or any part thereof for unlawful purposes;

10.9.4.	Any use of the Solution or any part thereof in conjunction with or in combination with other components that are not Vendor’s and are not part of the Solution, whether software or hardware, unless Vendor has given written approval for such use.

10.9.5.	It is hereby clarified that this Agreement does not deal with and does not allow the use of the Solution or any part thereof outside of Israel, including by end users. To the extent that the parties wish to allow use outside the State of Israel as aforesaid, this will be discussed and agreed upon between the parties in a separate written agreement. It is clarified that the temporary use of the Ordering Party’s policyholders outside of Israel, of the devices purchased in Israel, is not under the control of the Ordering Party and will not be considered a breach of this clause by the Ordering Party.

10.9.6.	the inclusion or integration into the Customized Interface (as defined below)(a) of any malicious computer software or that has an expected adverse effect on the End Users or the Solution or any part thereof, including viruses, harmful or misleading routines, any software code that enables remote takeover or influence on the User or the Solution that is not planned or foreseeable under this Agreement, and (b) any software whose integration into the Customized Interface may impair the Vendor’s ability to commercialize the Solution or any part of it. Unless expressly permitted by this Agreement.

11.	Collaboration & Marketing & Distribution

11.1.	During the term of the Agreement, the Ordering Party will be entitled to market and sell the devices it purchased from the Supplier and the rights to use the Solution, within the framework of the health services that the Ordering Party provides to its policyholders through marketing channels available to the Ordering Party, including at the Ordering Party’s pharmacies, and Clalit Online (home delivery or distribution point) and/or any other service of the Ordering Party.

11.2.	The Ordering Party will be entitled to sell and distribute the Solution that it has purchased from the Supplier under the terms of this Agreement, provided that no change will be made in the branding, visibility, and design of the Solution, except for the addition of the Customer’s logo and logos as agreed between the parties on the product packaging. The Ordering Party confirms that any logo, logo or name displayed on the product packaging at the request of the Ordering Party, is its full and exclusive ownership and does not and will not infringe any third party rights, including intellectual property rights.

11.3.	Neither party shall publish or allow the publication of any notice or statement with respect to the results of the engagement under this Agreement, including with respect to the results and evaluation of the services and solution provided by the Supplier under this Agreement, unless the other party’s prior written approval is given, except for notices by the Ordering Party to its policyholders or to the Regulator to the extent required by law, provided that with respect to such notices by law, the notices shall be limited to the minimum details of information required in order to comply with the aforesaid legal requirements In any case, each party shall inform the other party of such notices.

11.4.	It is agreed that if the Ordering Party engages with third parties for the purpose of marketing the Solution and/or the Devices that it purchased from the Supplier to its policyholders, then the Ordering Party undertakes (a) to notify the Supplier of the identity of these third parties nearby, and to the extent possible, prior to the commencement of the engagement with them as aforesaid; (b) ensure that those third parties enter into an agreement with the Supplier in which they will be bound by the obligations required to protect the rights of the Supplier in a manner that is not less than what is specified in this Agreement and (c) will be liable to the Supplier for any act or omission contrary to what is stated in this Agreement of those third parties in connection with the Solution and/or the Products, as if they were an act or omission of the Supplier.

11.5.	It is agreed that the Parties will do their best to promote the marketing and sale of the Solution under this Agreement during the term of the Agreement.

12.	Responsibility

12.1.	The supplier undertakes that any device supplied to the customer and the use of the solution with all its components will be in accordance with the characteristics of the product and the specifications attached as Appendix B.

12.2.	Without derogating from the supplier’s obligations towards the end users, including by law, it is agreed that the warranty period for each device will be for [***] months from the date of delivery to the customer, and in any case no more than [***] months from the date of first operation of the device (hereinafter: the “Warranty Period”).

12.3.	With respect to any improper device (including any of its components) delivered bythe Ordering Party to the Supplier (and for which the Supplier’s liability applies) in accordance with the provisions of this Agreement or the law, the Supplier will replace it with a new and working device, all at the expense of the Supplier.

12.4.	The Supplier will provide the Ordering Party with full support and maintenance services for the Solution, (hereinafter: “Support and Maintenance Services”)In accordance with the provisions set forth in Appendix D, without derogating from its liability under the provisions of the Agreement, this Appendix is intended to expand/add/detail the provisions of this Agreement and not to detract from it.

12.5.	Without derogating from the generality of the aforesaid, the Supplier undertakes to replace, any device in which a fault or defect or incompatibility is discovered between the device and the product characteristics specified in Appendix B (hereinafter: “Fault”) subject to the following conditions: (a) The fault was discovered during the warranty period as defined above; (b) The device in which the fault was discovered was returned to the supplier; (c) The malfunction was not caused by any act or action of the Ordering Party or the End User in contravention of the product documents, the User’s license and/or the manufacturer’s instructions attached as Appendix H.

12.6.	In the event that a malfunction is discovered after the activation of the device, caused by a fracture or corrosion, the faulty device will not be replaced.

12.7.	Without derogating from the aforesaid, it is hereby agreed that in order to improve the provision of a solution to the policyholders, as of the end of the first year of the agreement period, the supplier will provide the customer once a year with a quantity equal to [***]% of the quantity of devices supplied to it during the previous year free of charge. Beyond the aforesaid, no additional devices will be supplied and/or replaced free of charge. This mechanism will be examined by the parties [***] months from the date of signing the agreement.

12.8.	The Ordering Party undertakes to keep and store the devices it purchased from the Supplier and which have not yet been supplied to end users, under proper storage conditions suitable for the storage of electronic medical devices, for a period not exceeding [***] months from the date of supply of the devices to the Customer. It is clarified that the Ordering Party will sell the devices to the end users using the first-in-first out method, so that a product that was supplied to it first in first place will be sold first to the end user, and so on.

12.9.	The aforesaid does not derogate from the supplier’s obligations under the law (including the Consumer Protection Law and Regulations and the Defective Products Liability Law, 5740-1980 (the “Defective Products Law”, according to which it is clarified that the supplier will be considered as the manufacturer of the solution), and in accordance with the other provisions of this agreement.

12.	Tutorials

12.1.	The Ordering Party undertakes: (a) to provide the policyholders with instruction regarding how to operate and use the device by a certified instructor / doctor / videos (as applicable) subject to receiving instruction from the Supplier.

12.2.	The Supplier undertakes: (a) to provide an end user who is a member of the Ordering Party’s medical team with dedicated training from the Supplier or by a member of the medical team authorized to do so by the Supplier. (b) To conduct training for representatives of the Ordering Party’s technical center wherever the Ordering Party instructs and/or online according to the Ordering Party’s instructions, as often as agreed between the parties.

13.	The Reward

13.1.	In exchange for fulfilling all of the Supplier’s obligations under this Agreement, the Supplier will be paid consideration in accordance with the details in Appendix A (hereinafter: the “Consideration”).

13.2.	No additional payment will be paid to the Supplier beyond the aforementioned consideration, except for VAT, which will be added to each Clalit payment at its rate at the time of actual payment.

13.3.	In relation to any order for services and/or devices made by the Ordering Party in accordance with the provisions of this Agreement, the Supplier will attach to each Device Order that is actually supplied by the Supplier an account for payment accompanied by a signed delivery note and a tax invoice in accordance with the law (which will be uploaded to the System as instructed by the Ordering Party after the shipment) (hereinafter collectively: the “Account”).

13.4.	Clalit will pay the Supplier the amount of the bill approved by Clalit within [***] ([***]) days from the end of the month in which the bill was submitted by the Supplier (“Current + [***]) and against a tax invoice in accordance with the law, provided that all the instruments have actually been supplied by the Supplier. In the case of a service order divided into supply batches, the supplier will issue an invoice to the customer with each supply batch.

13.5.	The consideration as defined above constitutes the full consideration for the performance and provision of the services in accordance with the Agreement, including and without derogating from the generality of the aforesaid, to the extent applicable, components, training, support, production costs, installation of the software and training, depreciation and wear and tear, administrative and general expenses, insurance, all taxes, fees, levies and other mandatory payments imposed on the supplier, for the performance and provision of the services, etc.

13.6.	Any tax, levy and/or mandatory payment of any kind or any other expense in respect of the products and/or services and/or their supply will apply exclusively to the supplier and will be paid by him. Clalit will deduct from any payment to the supplier any amount that it must deduct under any law, including taxes, levies and other mandatory payments, and their payment as aforesaid will constitute evidence of the full payment due to the supplier from Clalit.

13.7.	It is clarified that the consideration does not include changes and improvements, adjustments or developments related to the device and the solution that are not included as part of the contract (“Shulchan”). In the event that the Ordering Party requires the Supplier to perform a Responsible, the Supplier will examine the nature of the demand and if it is interested and able to perform them, it will submit a price quote to the Ordering Party. In any event, the consideration for the Shulchan will be determined through coordination and cooperation between the parties.

13.8.	As a prerequisite for making payments to the supplier, the supplier will provide Clalit with the following certificates:

13.8.1.	A valid Licensed Dealer Certificate under the Value Added Tax Law, 5736-1975;

13.8.2.	A valid annual approval from the VAT authorities for lawful reporting in each fiscal year during the period of the existence of this agreement;

13.8.3.	approval of withholding tax;

13.8.4.	Any other approval required by law and/or according to Clalit’s reasonable requirement.

13.9.	It is hereby clarified that a condition for the validity of this engagement is that the Supplier has adopted the procedures for sending and receiving electronic messages relating to orders, invoices, delivery notes and any other electronic message included in the accounting with Clalit Health Services, using online technologies that Clalit advises from time to time, as detailed in Appendix J to the Agreement. Electronic messages as aforesaid that will not be received and sent in accordance with the provisions of Clalit and contrary to the provisions of this section will not bind Clalit in any form or manner.

13.10.	An amount that was not paid by the Ordering Party on time and [***] days have passed from the date of payment – will bear an interest rate of [***]% per month linked to the Consumer Price Index published each month starting from the first day of Pro-Rata In other words, if there are [***] days of delay, for example, the number of days of arrears will be calculated according to a monthly interest rate of [***]%, all linked to the price index published once a month. It is clarified that Clalit will not be liable for any additional payment to the supplier for such delay.

14.	secrecy

14.1.	“Confidential Information” means, any information, data and/or knowledge, provided by one party (and/or anyone on its behalf) to the other party (including by way of foreseeability), related to that party and/or its customers and/or in connection with the activities, plans, technologies and business of a party to this Agreement, any information owned by such party, and any other information, including documents, contracts, financial data and other data, Whether or not such information is expressed in a physical product, whether orally, in writing, in graphic form, in print, visually, machine-readable or otherwise, whether or not marked as “confidential information” or in any other way, including processes, techniques, methods, concepts, systems, inventions, programs, formulas, diagrams, data, images, Computer programs, prototypes, models, research materials, development or experiments (including development and process experimentation), workflows, functions, features, products, samples, designs, product programs, economic and business information, personal information, customer lists, suppliers and consumers, ideas, production processes, product development ideas, existing and developed technologies, marketing information, test and evaluation results, tests, as well as professional secrets or documents as well as examples or parts of the above. It is hereby clarified that the commercial terms of this Agreement are confidential information of the parties and neither party shall be entitled to disclose them without the consent of the other party, provided that neither party shall be prevented from disclosing them in the framework of due diligence in connection with investment, merger or acquisition transactions, under an obligation to maintain appropriate confidentiality. Notwithstanding the above, confidential information will not include:

14.1.1.	Public Information, except if Information has become public as a result of a breach of this Agreement;

14.1.2.	Information received by the recipient of the information from a third party, for which the recipient of the information does not owe a duty of confidentiality towards the disclosing party regarding such information;

14.1.3.	Information that is proven by means of written documents that the recipient of the information was known prior to the date of disclosure or that was created afterwards independently and without any reference to or use of the other party’s confidential information.

It is agreed that (1) identifying information (as defined below); and (2) information unique to the Ordering Party (provided that it is not in the public domain and/or known to the public in the fields of information security) received by the Supplier from the Ordering Party, will be considered confidential information of the Ordering Party, and the aforementioned exceptions will not apply to identifying information.

Each party hereby agrees and undertakes that it and/or anyone on its behalf will maintain complete confidentiality, will not disclose or disclose to any person and/or entity whatsoever and will not remove from their possession any confidential information of the other party and/or any part thereof, of any kind and type whatsoever and at any stage, except disclosure to third parties as is necessary in order to fulfill their part of this Agreement. Provided that any disclosure of Confidential Information to such third party shall be subject to a written non-disclosure agreement, the terms of which are no more lenient than those stated in this Section 14.1 . Each party shall be liable in respect of any breach by such third parties of the terms of this Clause, as if committed by it. Each party shall safeguard the other’s confidential information by taking the same security measures as that party takes in order to protect and safeguard its own confidential information, and in any case shall take no less From reasonable security measures.

14.2.	This section shall not prevent any party from disclosing confidential information that is required by Israeli law to disclose to any person or authority, provided that in the event that it is required by law or a decision of a court or competent authority, as aforesaid, to disclose the information and/or any part thereof, directly or indirectly, the party required to disclose it shall notify the other party immediately and in writing prior to the provision of any information (to the extent possible in accordance with the provisions of the law, the court and/or the competent authority), and the other party will be entitled to act at its own expense in order to defend itself and object to such a demand (without derogating from the fulfillment of the provisions of the law, the court and/or the competent authority by the party required to do so).

14.3.	Upon termination or termination of this Agreement for any reason, each party shall return to the other any document and/or other material that embodies the other party’s confidential information, including all copies of such material in its possession, and each party shall delete any such material from any magnetic or optical means in its possession, in such a way that it shall not remain in its possession or in its possession any document or information relating to the other party and its customers, notwithstanding the aforesaid, it is clarified and agreed that each party shall be entitled to keep a copy One to back up any confidential information related to the performance of this Agreement in order to (a) comply with the requirements of the law and/or (b) to defend against claims and/or proceedings on behalf of the Ordering Party, the Supplier, the End Users and/or any other regulatory authority, in connection with this Agreement and/or the activity within it. Subject to the foregoing, all confidentiality obligations under this Agreement will continue to apply to this copy without limitation of time.

14.4.	The parties’ obligations under this clause will remain in effect indefinitely, whether or not this Agreement is in effect.

14.5.	Without derogating from all of the above, the Ordering Party is aware that the Supplier is a public company and therefore, the Confidential Information may constitute “Insider Information” as defined in the Securities Law, 5728 – 1968 (hereinafter in this subsection “the Law”), and the Ordering Party is aware that the Law prohibits the execution of a transaction in the Supplier’s security while it is in possession of insider information, and that the use and/or delivery of the Insider Information to third parties may In certain circumstances, to constitute a criminal offense and/or to impose heavy financial sanctions, and that the Ordering Party undertakes to make use of the said information subject to the provisions of the Law and solely for the purpose for which the information was provided by the Supplier.

15.	Information Security

15.1.	Upon a written request from Clalit, the Supplier will sign data protection appendices in the form of Appendix F(1)-F(2) to this Agreement.

15.2.	The parties declare that they are aware of the criminal and civil sanctions that they may expect (in addition to the measures due to the breach of the agreement), if they violate the provisions of the privacy protection laws, the medical confidentiality laws, the Commercial Torts Law, etc.

15.3.	The Supplier must act to secure the information it receives from Clalit and/or its employees in accordance with internationally accepted standards and in accordance with the requirements of the law.

15.4.	The Provider will notify Clalit Health Services of any subpoena related to Clalit Health Services’ data.

15.5.	Clalit data accumulated in the Provider’s cloud infrastructure will be accessible in accordance with the terms of this Agreement to Clalit, including for the purpose of retrieval, transfer, etc., and the Provider will not prevent such access and/or transfer for any reason whatsoever, including in the event of a dispute between the parties.

15.6.	The parties’ obligations under this clause will remain in effect indefinitely, whether or not this Agreement is in effect.

16.	Privacy & Databases

16.1.	Unless the Ordering Party has received written permission to do so from the Insured, it is clarified and agreed between the parties that the Ordering Party undertakes not to transfer and not allow the provision of access to information and personal data regarding End Users according to which the said End User can be identified (in this section “the Information”).The Provider undertakes not to collect or obtain access to such information unless the express authorizations have been obtained in accordance with the law from the subject of such information. Subject to the foregoing, Content Information (“Content Information” means any identifiable information, including information entered into the Solution through End Users or the Ordering Party) will be accessible and collected by the Supplier, only for the purpose of (and to the extent necessary for) the provision of the Solution and the provision of the Services under this Agreement to the Ordering Party in accordance with its instructions, including for the purpose of providing technical support Tier 2 in accordance with Appendix D, so that it can provide the solution to the client.

16.2.	The Ordering Party will be solely responsible for the retention of the information received by the Ordering Party directly from the End Users, to the extent that there is no involvement of the Supplier and/or its systems in the transfer of such information.

16.3.	All identifying information about the end users will be kept in the possession of the Ordering Party, and the Supplier will not be allowed any access to this information.

16.4.	It is clarified that the transmission of the transmission (the tape recorded by means of the device to the clinician) will be done by transferring encoded information to the client’s servers, with the encoding key being in the hands of the client’s authorized parties. The transmission will be assigned to the End User according to the serial number of the device, in accordance with the Ordering Party’s records, and any such cross-checking will be carried out by the Ordering Party only. It is also clarified that the transmission will be transmitted to the Client’s servers and will not be associated with a specific clinician, so that the Provider will not have the ability to cross-check the information collected by the device with identifying information held by the Client.

16.5.	It is clarified that notwithstanding the aforesaid, the Provider will be provided with information items regarding the End Users that are not identifying or identifiable information according to the serial number of the device (“Statistical Information”).

16.6.	The Supplier will be entitled to keep the statistical information that was transferred to it in the framework of this Engagement, and to make any use of it as it deems appropriate (subject to the provisions of clause 16.7 below), except for cross-referencing the statistical information with the identifying information held by the Ordering Party. The supplier will be solely responsible for the establishment and registration of a database to the extent that the establishment of such a database is required by law.

16.7.	As long as more than [***]% of the statistical information used by the Supplier is the information of the Ordering Party’s customers, the Supplier will not market the information to third parties and will not use it other than for the purposes of this Agreement, and any such use will require the prior written consent of the Customer. If more than [***]% of the statistical information used by the Supplier will be the information of customers who are not customers of the Ordering Party, the Supplier will be entitled to make any use of the information it wishes without any need for the Ordering Party’s approval, and the Ordering Party will have no claim or demand in this regard.

16.8.	Without derogating from the provisions of Section 17 below, in the relationship between the parties, Content Information (as defined above) is information owned by the Ordering Party, and the Supplier may not make any use of the Content Information, except as required in order to provide services and products under this Agreement.

17.	Transfer of information from the provider’s cloud infrastructure to the general cloud

17.1.	“Clalit Data” – any information of Clalit and/or Clalit patients, of any kind whatsoever, stored in the Provider’s cloud infrastructure.

17.2.	Clalit data stored in the Provider’s cloud infrastructure will be accessible at any time for 30 days from its creation in accordance with this Agreement to Clalit, including for the purpose of retrieval, transfer, etc., and the Provider will not prevent such access and/or transfer for any reason whatsoever, including in the event of a dispute between the parties.

17.3.	The vendor will not be required to hold the data in the vendor’s cloud infrastructure for a period exceeding 30 days. The Supplier will work in cooperation with the Ordering Party in order to enable the downloading of the ultrasound videos automatically or in any other manner agreed upon between the parties, by the Ordering Party. Failure on the part of the Ordering Party in this matter (including the appointment of programmers for concrete tasks) will result in significant delays that are not the responsibility of the Supplier.

18.	Intellectual Property

18.1.	Except with respect to the ownership of the hardware components in the devices purchased and for which the Supplier has received full consideration under this Agreement, and the use of which is made in accordance with the User’s License, and to the extent that it has not been otherwise agreed between the parties in ordering services and products, all rights in the Solution, in any part thereof, in any work derived from the Solution, and/or in any insightful knowledge deriving from it and/or in any services provided to the Ordering Party under this Agreement, including all intellectual property rights and developments of the aforesaid, are now and will be the exclusive property of the Supplier, and this Agreement does not grant the Ordering Party any right in the aforesaid other than the right to use the Solution, market the Solution and sell it in accordance with the terms of this Agreement.

18.2.	It is hereby clarified and agreed that the Ordering Party will be entitled to make any use it deems appropriate of all the data of its policyholders collected through the Solution in accordance with its legal rights, including commercial and/or research use and/or otherwise, without any additional consideration to the Supplier.

19.	Liability and Indemnification

19.1.	Responsibility

19.1.1.	Without derogating from its liability under any law (including towards the End Users), the Supplier is liable to the Ordering Party (a) for any breach of this Agreement and/or the law by it and/or anyone on its behalf; (b) For any damage and/or malfunction and/or loss and/or malfunction caused to the Ordering Party due to a negligent act or omission of the Supplier and/or its employees and/or anyone acting on its behalf, the incompatibility of the Solution and/or the Services and/or any part thereof with the technical specifications, or due to a breach of the Agreement by the Supplier.

19.1.2.	Without derogating from the provisions of clause 19.1.1 above, it is clarified and agreed that the Supplier does not provide any medical services to any person, that the solution and the Supplier’s services provided under this Agreement constitute only a tool for the provision of medical services by the Client to its policyholders. It is hereby clarified that the discretion regarding the suitability of the use of the solution to the condition and/or medical need of the insured (such as the urgency of providing medical treatment, the consequences of providing a clinical diagnosis and/or incorrect medical treatments) is not the responsibility of the supplier and that the solution is not intended to provide emergency medical treatments or life support treatments.

19.1.3.	Notwithstanding all the provisions of this Agreement, the Supplier shall not bear any liability for damages, costs, and expenses arising from: (i) the Client’s marks included in the customized interface, (ii) any medical treatment, recommendation, diagnosis, and prognosis given or avoided through or because of the Solution, provided that the Solution complies with the technical specifications; (iii) from any content or anamnesis uploaded to the Solution by the End User or the Ordering Party, provided that the Solution complies with the technical specifications; and (iv) from the Ordering Party’s breach of the terms of this Agreement or from the End Users’ breach of the terms of the User License applicable to them; The provisions of this section, to the extent that such damages, costs, and expenses do not derive from the Supplier’s act or omission in contravention of the terms of this Agreement.

19.1.4.	The Ordering Party shall bear sole responsibility for any damage and/or injury and/or loss to the body, which may be caused or caused to the End User, as a result of medical diagnosis and/or prognosis that will be given or prevented through the Solution provided to the Insured through and/or in connection with the Solution, and the Ordering Party exempts the Supplier from any such liability, provided that such damage is not related to and/or derives from the non-conformity of the Device and/or the Solution to the technical specifications.

Indemnification and Liability

19.1.5.	The Supplier undertakes to defend its account, and to indemnify the Ordering Party against any claim or claim and for any liability, liability, payment or expense (including administrative expenses, legal expenses and attorney’s fees) incurred by the Ordering Party and which were ruled against the Ordering Party in a competent court in a judgment case, due to a third-party claim arising from the Supplier’s breach of its declarations or my obligations and under this Agreement and/or in respect of any of the grounds set forth in 19.1.1, provided that the Ordering Party notified the Supplier of a demand and/or claim, etc., shortly after receiving them, in order to enable the Supplier to protect its rights and to enable it to manage the claim at its discretion and in cooperation with the Ordering Party, and at the request of the Supplier, it will also assist it in its defense and coordinate the defense with it (provided that it does not You will be required to bear any payment or expense for this purpose).

19.1.6.	The Ordering Party will be liable to the Supplier for any claim or claim and for any liability, liability, payment or expense, which were awarded against the Supplier in a competent court, due to the End Users’ claim against the Supplier for damages caused to them as a result of medical diagnosis and/or prognosis that will be given or prevented by means of the Solution by the Ordering Party and not as a result of a malfunction/defect in the device that is the responsibility of the Supplier.

19.1.7.	Notwithstanding the aforesaid, it is clarified that neither party shall be entitled to enter into a settlement with any third party regarding a claim or claim against the other party without the written consent of the other party, if the settlement includes an admission of guilt on the part of the other party or if it does not remove from the other party all liability for such a claim.

Limitation of Liability

19.1.8.	Notwithstanding the foregoing, the Supplier shall no tbe liable, and the Ordering Party exempts the Supplier from liability for damage resulting from: (i) the use of the Solution or any part thereof by the Ordering Party in conjunction with or in combination with any other software or hardware (other than as expressly permitted in this Agreement or for which written consent has been given by the Supplier); (ii) the characteristics or usability of the Customer’s systems, provided that the Supplier has acted in accordance with the terms of this Agreement in installing the relevant Solution components; (iii) from the design by the Ordering Party of any adaptation, services provided under this Agreement or a change in the Solution, the interface to the Ordering System or the deployment and installation of the Solution components, which were made at the request of the Ordering Party; or (iv) any adjustment, modification or amendment made to the Solution, the interface to the Ordering System or the deployment and installation of the Solution components, not by the Supplier or anyone on its behalf or with the consent of the Supplier which is detailed in writing. Notwithstanding the aforesaid, the Ordering Party shall not be liable to the Supplier for damage resulting from the use made by a third party of the Solution not in accordance with this Agreement, provided that an action not in accordance with this Agreement does not result from an act or omission of the Ordering Party in violation of the terms of this Agreement.

19.1.9.	Except in connection with breach of the duty of confidentiality, invasion of privacy, and personal injury under this Agreement, in no event shall either party be liable for loss of revenue, loss of profits, business interruption, or any indirect, special, punitive, or consequential damages (including claims brought by customers’ customers) incurred as a result of that party’s fulfillment or non-fulfillment of that party’s obligations under this Agreement, or the provision of the products or services under this Agreement. The performance or use thereof, whether for breach of contract, breach of warranty, strict liability, negligence or any other reason whatsoever, provided that neither party shall be liable in the event that the damages were caused by the act or omission of the other party in breach of its obligations under this Agreement or in violation of any law.

19.1.10.	Except in connection with a breach of the duty of confidentiality, breach of the duty of privacy under this Agreement, personal injury, damage done willfully, infringement of intellectual property rights, by any of the parties, the Supplier’s obligation to indemnify for damages under this Agreement, and the Ordering Party’s breach of its obligations under Section 11.9 and its sub-clauses of this Agreement (the “Excluded Liabilities”), in no event shall any of the parties be liable in the sum of US$ [***] and in connection with the excluded liabilities neither party shall be liable to the sum of US$[***]. A total of US$[***].

20.	Insurances

20.1.	Without derogating from its liability under this Agreement, the Supplier undertakes to prepare and maintain insurances in connection with the provision of the Solution and the provision of services in accordance with this Agreement, as detailed in Appendix G. The Supplier shall provide a certificate of the existence of such insurances at the request of the Ordering Party.

20.2.	Without derogating from the Ordering Party’s liability under this Agreement, the Ordering Party undertakes to arrange and maintain, during the entire period of the engagement under this Agreement, professional medical liability insurance that covers its liability and those acting on its behalf pursuant to this Agreement. This insurance will be extended to indemnify the Supplier for its liability for the acts and/or omissions of the Ordering Party and/or those acting on its behalf.

21.	Assignment and Transfer of Rights

21.1.	Neither party may transfer, assignor assign its rights or obligations under this Agreement to any third party unless the express written consent of either party has been given. Notwithstanding the provisions of this section, the Supplier shall be entitled to assign its rights and obligations under this Agreement to the purchaser of the majority of the Supplier’s share capital, and notice of this shall be given in writing to the Ordering Party with (but not before) the said assignment, and in any case prior to the provision of a public notice by the Supplier, provided that this shall not prejudice any rights of the Ordering Party under the Agreement and in fulfilling all of the supplier’s obligations under the agreement, including the level of service promised to it in the agreement.

21.2.	Without derogating from the aforesaid, and in addition to that, insofar as it is an assignment of the right to receive funds, Clalit consent means a written consent, signed by the authorized party of Clalit in Clalit’s main management, as instructed by the ordering party.

21.3.	If Clalit has given its express consent in accordance with the provisions of this section to the Supplier to engage with a Sub-Supplier for the purpose of performing the services that are the subject of this Agreement – the said agreement does not exempt the Supplier from fulfilling all of its obligations under this Agreement, and the Supplier will bear full responsibility for any act or omission of any Sub-Supplier, its employees and anyone acting on its behalf.

22.	Jurisdiction

22.1.	The competent court whose seat is in the city of Tel Aviv-Jaffa will have the unique and exclusive local jurisdiction to hear any matter relating to the agreement or deriving from it. No other court shall have jurisdiction in this matter, and the parties waive their right in advance to any other court whose seat is not in the city of Tel Aviv-Jaffa.

22.2.	The law applicable to this Agreement is Israeli law only, without the conflict of law rules therein, and the jurisdiction of international jurisdiction in any case relating to or deriving from this Agreement shall be given exclusively to the courts in Israel (in the city of Tel Aviv-Jaffa).

23.	Cancellation of the Agreement and Agreed Compensation

23.1.	In each of the cases set forth below, either party will be entitled to cancel the agreement immediately, by giving written notice to the other party. In the event that Clalit is entitled to cancel the agreement, it will be able to perform the supplier’s obligations under this agreement, either by itself or in any other way it deems appropriate, including by an alternative supplier, and the supplier waives any claim. A claim and a financial or other demand against Clalit or anyone on its behalf as a result of this:

23.1.1.	Any of the parties has been declared bankrupt or has been issued a receivership order or the receipt of assets or a liquidation order or a stay of proceedings order or a special manager or trustee or liquidator (temporary or permanent) has been appointed, whether temporarily or permanently, or an application for such an order or appointment has been filed against him, or a foreclosure has been imposed on a substantial part of his assets.

23.1.2.	A party has fundamentally breached the agreement.

23.1.3.	Either of the parties has modified the agreement in whole or in part in a manner that is not in accordance with the provisions of this agreement.

23.2.	In any case of a non-fundamental breach, the breaching party will correct the breach within [***] days from the date required to do so by the other party or anyone on its behalf (unless a different recovery period is specified in this agreement). If the breaching party does not correct the breach, the other party will be entitled to cancel this agreement without further notice, without derogating from any other remedy granted to it under the agreement and in accordance with any law.

23.3.	In the event that the supplier does not meet the conditions specified in the table in Appendix D [***] times or more during [***], not due to an impediment stemming from Clalit, and does not correct the said breach despite warnings from Clalit, the agreed compensation as aforesaid will be in the sum of NIS [***] and in any case will not exceed the sum of NIS [***] during the entire period of the agreement.

24.	Failure to Prevent Use of the Solution and Access to Information

In any event of termination of the Agreement for any reason whatsoever and/or in any case of dispute and/or dispute and/or disagreement between the parties and/or in any case or circumstance, the Supplier shall not prevent the Ordering Party and/or anyone on its behalf and/or the End Users from accessing the use of the Solution and/or access to Clalit’s data and information, including those stored in the Provider’s cloud infrastructure, all subject to the provisions of Section 17 above.

25.	Termination of the Agreement and its Impact

25.1.	In any case of termination of the agreement:

25.1.1.	All license rights granted by Vendor in this Agreement will expire;

25.1.2.	The Supplier will disconnect the Ordering Party from the Platform and disconnect from the Customized Interface only after prior written notice from the Ordering Party of the exact date of termination of the engagement in accordance with the Agreement, and in no case will the Supplier disconnect the Ordering Party and/or prevent the use of the Solution by the Ordering Party and/or the End Users without prior written notice of at least 9 months and in accordance with the rest of the provisions and this Agreement. All consideration payments required under this Agreement, including for orders for products and services provided by the Supplier to the Ordering Party, for which consideration has not yet been paid by the date of the end of the actual engagement period, shall be paid in accordance with the provisions of the Agreement.

26.	Lack of Employee-Employer Relationship

26.1.	This agreement is for the purchase of services and products, and does not constitute an engagement for the supply of manpower and/or an agreement with a manpower contractor, and the supplier declares that it is not a manpower contractor.

26.2.	The Supplier declares and undertakes that nothing in this Agreement or any of its terms creates an employee-employer relationship and/or an agent relationship between the Supplier or anyone on its behalf and the Ordering Party, with all that it entails and derives from thereof, and that all employees employed by the Supplier or anyone on its behalf for the purpose of performing the Supplier’s obligations under this Agreement (including sub-suppliers) will not be considered employees of the Ordering Party in any case. Without derogating from the aforesaid, the supplier and any of those employed by him or on his behalf (including through a manpower company and/or through sub-suppliers) do not and will not have any rights of an employee of Clalit in any form or manner whatsoever.

26.3.	The supplier undertakes to comply with the provisions of any law and agreement in connection with the employment of its employees and all those employed by it or on its behalf, including any collective agreement or expansion order, and it will bear on its own (and at its expense) all payments resulting from their employment.

26.4.	The Supplier undertakes to deal immediately and at its own expense and to settle any demand and/or claim arising according to what is alleged in the demand and/or claim, directly and/or indirectly, on the part of an employee and/or on the part of an authority and/or entity in respect of and/or in connection with the employees and/or their salary and/or their rights and/or conditions. It is hereby agreed that if, notwithstanding the intention and consent of the parties, it will be determined by a competent authority, Including, by a judicial body, that there is an employee-employer relationship between the supplier, its employees or any of its employees and Clalit, or that any of them is entitled to any rights deriving from the employment relationship, the supplier undertakes to indemnify Clalit, immediately upon its first written demand, any amount that Clalit will bear or be charged in connection with such claim. Such indemnification will be subject to the following conditions: Clalit has notified the Supplier of the acceptance of the claim and/or a demand in connection with the aforesaid, and has allowed the Supplier to the extent possible to manage the defense, provided that the conduct of such proceeding will not harm and/or detract from Clalit’s rights. Clalit indemnification will be made by the Supplier within 7 days of a judgment on the matter.

26.5.	It is hereby clarified that the Supplier’s declarations and undertakings in this chapter are a fundamental condition for a general engagement with the Supplier, and the consideration that the Supplier will receive under this Agreement has been calculated in accordance with its declarations above. A breach of any undertaking by the Supplier listed in this chapter will constitute a fundamental breach of the Agreement.

27.	Biophysical Profile Product – BPP

In addition to the ultrasound product as defined in this term above, and in addition to the follicle product as defined in the Follicles Agreement, the company develops ahome ultrasound device for performing biophysical profile tests (BPP) designed for high-risk pregnant women (hereinafter: the “BPP Device”). Clalit will examine th eintroduction of the BPP device into the service of its customers in a number of indications as part of the treatment of women with high-risk pregnancies, such as:

1.	Pregnant women at risk, according to the doctor’s instructions for monitoring an ultrasound monitor once a week.

2.	Pregnant women are at risk in the framework of home hospitalization.

3.	As part of the clinic as an alternative to a face-to-face visit.

All of the above in relation to the BPP device is subject to the completion of research/validation with the approval of all the relevant parties in Clalit and the conclusion of the commercial terms with the company.

28.	Miscellaneous

28.1.	Cooperation. Each party to this Agreement undertakes to reasonably assist the other party in performing the obligations under this Agreement; and if such assistance involves a financial expense, such expense shall be borne by the party requesting assistance subject to its prior written approval.

28.2.	Failure to enforce does not infringe on rights. Failure of a party to this Agreement to enforce its rights does not constitute a waiver of such rights or the right to sue for remedies for their breach, and it will not prevent the enforcement of the provisions of this Agreement at the request of that party at a later date for that breach or any other breach of the Agreement, and it will not hear a claim of delay or inhibition against a party seeking to enforce its rights as aforesaid.

28.3.	The completeness of the agreement. The parties agree that this Agreement and its appendices constitute the full and exclusive expression of the agreement between the parties, which supersedes any previous proposals or agreements, whether oral or written, and any other communication and engagement between the parties relating to the subject matter of this Agreement and its appendices. Such correspondence and previous engagements shall not be admissible as evidence.

28.4.	The validity of the agreement despite the invalidation of parts of it.If a competent court finds that a clause or clauses in this Agreement or parts of a clause or clauses are invalid or void or cannot be enforced, this shall not prejudice the remaining parts of this Agreement, which shall remain valid and binding for all intents and purposes.

28.5.

Sending messages. Notices in connection with this Agreement shall be sent by registered mail or by e-mail or delivered by hand, according to the addresses of the parties specified above (or as amended as hereinafter), and each notice shall be deemed to have been received on the following dates: one business day after delivery, if delivered by hand; Shortly after the date of its dispatch, if it was sent by e-mail; or after the passage of five business days from the date on which it was delivered for delivery, if it was sent by registered mail. Each party has the right, by notice given in accordance with the provisions of this Section, to change its address and the address for sending copies in this Agreement.

[Signature page for agreement for the supply of services and products]

As evidence, the parties came to the signatory.

Clalit Health Services		Pulsenmore Ltd.

By:	Eli Cohen	By:	Dr. Elazar Sonnenschein
	CEO		CEO

Signature:	/s/ Eli Cohen	Signature:	/s/ Dr. Elazar Sonnenschein

By:	Eli Levi CFO	By:	Lior Lurie Director of Business Development

Signature:	/s/ Eli Levi	Signature:	/s/ Lior Lurie

Date:	28 October 2024	Date:	28 October 2024

Appendix A

Appendix of the consideration

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Appendix B

Solution Specification

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Appendix C

Addendum to the Agreement

Follicle Tracking from 14.12.2021 (Pulsenmore FC)

[***]

Appendix D

Supportand troubleshooting services

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Appendix E

Developing an interface tailored to the client

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Appendix F (1)

Data Protection Addendum

Updated November 2022

“Supplier” as defined in the Agreement shall be referred to in this Appendix as “the Company”

1.	The Company undertakes to comply with the data protection requirements in accordance with the ISO27001 Information Security Standard (hereinafter: the “Standard”) as detailed below, all within the realm of reasonableness, taking into account the risks inherent in the field of data protection and the sensitive nature of the information held by Clalit Health Services Group (Clalit with all its entities, institutions, subsidiaries and/or granddaughters) (hereinafter: “Clalit”). For the avoidance of doubt: “Company” means, for the purpose of this undertaking, including all employees and/or agents and/or those associated with it and/or acting on its behalf.

2.	To the extent that the Company requests to receive access to Clalit’s information system for itself and/or for any of its employees, it undertakes that any employee employed by it and/or on its behalf by virtue of the engagement with Clalit, and who has access to Clalit’s information system – of any kind and type – has successfully passed a reliability test at a placement company.

3.	The Company undertakes that at least once a year, it will provide its employees engaged in activities with and/or for Clalit, refresher training and updates on the subject of policies, guidelines, and data protection procedures.

4.	The Company undertakes to notify Clalit immediately upon becoming aware of any loss, theft or any other damage related to Clalit’s information.

5.	The Company undertakes that upon termination of the Agreement for any reason whatsoever and the termination of the Company’s obligation to Clalit pursuant thereto, it will transfer to Clalit all of Clalit’s confidential, personal and sensitive information that remains in its possession on any media, and it undertakes that it will not remain in its possession and/or control any Clalit information, except as required by law.

6.	The Company declares that it is aware that the agreement and the disclosure of sensitive information by Clalit do not grant the Company and/or its managers and/or employees any right with respect to patents, designs, copyrights or other rights.

7.	The company undertakes that if cloud services are used for its services to Clalit, these services will be secured in accordance with accepted standards in the world and the recommendations of the Cyber Protection Authority.

8.	The Company warrants that the product or software supplied to Clalit or used by Clalit complies with all the requirements of the European Union’s General Data Protection Regulation (GDPR).

9.	Regarding an information system and/or equipment, including medical equipment, developed for and/or supplied to Clalit: The Company declares that prior to delivering the product to Clalit or in a significant change to an existing product maintained/developed by the Company, the Company will perform a penetration testing test at its own expense in accordance with the ISO27001 standard in order to ensure that all the data protection requirements in accordance with the standard have been integrated and operate properly. The Company is aware that if all the data protection requirements in accordance with the standard are not met, or if a material discrepancy is discovered in the robustness test, the company will be required to adapt the product at its expense to the full requirements as aforesaid. Any delay caused in the delivery of the finished product to Clalit as a result of the product’s failure to comply with the aforementioned data protection requirements will be the sole responsibility of the company.

10.	The Company undertakes that if, as part of the engagement with Clalit, a process of software / application development / system version update is carried out, then the development will be carried out in a development process as detailed in Appendix 11 to the Agreement.

11.	The Company undertakes that in any case in which the Company and/or any of its employees and/or anyone on its behalf breaches this undertaking and/or any part thereof, the Company will be obligated to compensate and indemnify Clalit for all damages and/or expenses incurred as a result of such breach, without derogating from any right and/or remedy that Clalit will have by law against the Company and/or any of its employees and/or anyone on its behalf due to a breach of this undertaking as aforesaid.

Appendix F (2)

1.	Security incident management

1.1.	In the event that the Provider determines that a security event has occurred (illegal or unauthorized access to or use of the Provider’s systems, equipment or facilities, which causes damage (such as: loss, discovery, alteration, destruction) to Clalit Health Services data), the Provider will notify the Clalit Health Services Center without delay, at soc@clalit.org.il email address.

●	The vendor is obligated to report the incident regardless of the severity level of the incident and the estimated damage

●	The Vendor is obligated to report what actions were taken (if any) as part of the incident identification

●	The vendor is obligated to report how the incident was identified

1.2.	The Incident Notice will include detailed information about the security incident such as a description of the incident, the extent of the impact on Clalit Health Services data, and actions taken by the provider or recommended actions that Clalit Health Services should take in order to resolve the issue and prevent its recurrence.

1.3.	In the event of an attack, the provider will not cancel or shut down the Clalit Health Services service, without obtaining the approval of Clalit Health Services.

2.	Information Security Governance

The Provider will share its independent audit reports with Clalit Health Services and will also provide Clalit with certification certificates, upon request.

3.	Supply chain security

3.1.	The security requirements that apply to the supplier will also apply to the supply chain.

3.2.	The supplier will conduct a security risk assessment prior to contracting with suppliers.

4.	Identification and Access

4.1.	The Supplier will enforce the use of complex passwords, including the replacement of default passwords provided by manufacturers, prior to the introduction of any service or system into the Provider’s environment.

4.2.	The vendor must support two-factor authentication (MFA) in accessing the cloud environment.

5.	Security Monitoring

5.1.	The vendor will monitor security with centralized monitoring, correlation, and analysis systems.

6.	isolation

6.1.	Isolation of the data and processing between Clalit Health Services and other customers in the cloud service (multitenancy) is required.

6.2.	The provider must support a network architecture that allows Clalit Health Services to access the service from public Clalit Health Services IP addresses.

7.	Data encryption

7.1.	The databases will be encrypted at rest and in traffic.

7.2.	Identifiable medical information will not be held on the provider’s servers in the cloud – except with the approval of a general cloud committee headed by the CEO/Board of Directors.

8.	Backups

8.1.	The vendor must support a secure backup process as supported by the vendor’s cloud provider.

9.	Security Patching

The vendor will ensure that security updates are distributed and installed.

10.	Antivirus and Malware Protection – Malware protection will be implemented in the cloud service to help detect and remove viruses, spyware, and other malware.

11.	Distributed denial-of-service (DDoS) intrusion detection and attacks

Vendor will use intrusion detection and prevention and DDoS prevention systems to identify and mitigate risks originating both within and outside the Service.

Appendix G

insurance

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Appendix H

Product Documents and License Documents

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Appendix 9

Medical Device Approval

[***]

Appendix J

Appendix of Instructions Regarding the Sending and Receiving of Electronic Messages

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